                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 SynQuest, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                     (SYNQUEST LOGO)

                                October 8, 2001

Dear Shareholder:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of SynQuest, Inc. to be held on November 16, 2001 at 3500 Parkway Lane, Suite 555, Norcross, Georgia 30092. The meeting will begin promptly at 9:00 a.m., local time.

     The items of business to be considered at the meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your Board of Directors, thank you for your continued support and interest in SynQuest, Inc.

                                                 Sincerely,

                                                 /s/ Joseph Trino
                                                 Joseph Trino
                                                 Chairman and Chief Executive
                                                 Officer

                                (SYNQUEST LOGO)

                                 SYNQUEST, INC.
                             ---------------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 16, 2001
                             ---------------------

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders of SynQuest, Inc. will be held at 3500 Parkway Lane, Suite 555, Norcross, Georgia 30092, on November 16, 2001 at 9:00 a.m., local time, for the following purposes:

          (1) To elect our board of directors to serve until the 2002 Annual Meeting of Shareholders;

          (2) To increase the number of shares eligible for grant under the Amended and Restated 1997 Stock Option Plan by 1.2 million; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of common stock of SynQuest, Inc. at the close of business on September 17, 2001 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. A list of shareholders as of the close of business on September 17, 2001 will be available at the annual meeting for examination by any shareholder, his or her agent, or his or her attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,

                                          /s/ John Bartels

                                          John Bartels
                                          Executive Vice President, Finance and
                                          Administration and Secretary

Norcross, Georgia
October 8, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                 SYNQUEST, INC.
                          3500 PARKWAY LANE, SUITE 555
                            NORCROSS, GEORGIA 30092
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                    FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 16, 2001
                             ---------------------

     The 2001 Annual Meeting of Shareholders of SynQuest, Inc. will be held on November 16, 2001, at 3500 Parkway Lane, Suite 555, Norcross, Georgia 30092, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will first be mailed to holders of our common stock on or about October 8, 2001.

                               ABOUT THE MEETING

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

     You are receiving a proxy statement and proxy card because you own shares of common stock of SynQuest, Inc. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

     When you sign the proxy card, you appoint Joseph Trino and John Bartels as your representatives at the meeting. Mr. Trino and Mr. Bartels will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting in case your plans change.

     We do not know of any issues that will be considered other than those described in this proxy statement. However, if an issue comes up for vote at the meeting that is not on the proxy card, Mr. Trino and Mr. Bartels will vote your shares, under your proxy, in accordance with their best judgment.

WHAT AM I VOTING ON?

     You are being asked to vote on (1) the election of seven directors and (2) the increase in the number of shares eligible for grant under our Amended and Restated 1997 Stock Option Plan by 1.2 million. No cumulative voting rights are authorized and dissenters' rights are not applicable to these matters.

WHO IS ENTITLED TO VOTE?

     Shareholders as of the close of business on September 17, 2001 are entitled to vote. This date is referred to as the "record date." Each share of common stock is entitled to one vote on each matter considered at the meeting.

HOW DO I VOTE?

     You may vote by mail. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted for the named nominees and for the increase in the number of shares eligible for grant under the Amended and Restated 1997 Stock Option Plan by 1.2 million.

     You may vote in person at the meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in "street name" (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

HOW MANY VOTES DO YOU NEED TO HOLD THE MEETING?

     Shares are counted as present at the meeting if the shareholder either is present and votes in person at the meeting or has properly submitted a proxy card.

     As of September 17, 2001, there were 29,468,674 shares of our common stock issued and outstanding. A majority of our outstanding shares as of the record date, equal to 14,734,338 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     It means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address for better customer service.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

     You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

     - sending written notice to our Corporate Secretary at 3500 Parkway Lane, Suite 555, Norcross, Georgia 30092;

     - signing another proxy with a later date; or

     - voting again at the meeting.

WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

     If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain "routine" matters, such as the election of directors. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, or leave your shares unvoted. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

     A brokerage firm cannot vote customers' shares on non-routine matters. Therefore, if your shares are held in street name and you do not vote your proxy, your shares will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

HOW MANY VOTES MUST THE NOMINEES FOR DIRECTOR RECEIVE TO BE ELECTED?

     The seven nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

     The board of directors may, by resolution, designate a substitute nominee. The shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than seven nominees.

HOW MANY VOTES MUST THE INCREASE IN THE NUMBER OF SHARES ELIGIBLE FOR GRANT UNDER THE AMENDED AND RESTATED STOCK OPTION PLAN RECEIVE TO PASS?

     The increase in the number of shares eligible for grant under the Amended and Restated 1997 Stock Option Plan by 1.2 million must receive a greater number of votes cast in favor of the matter than the number of votes cast opposing the matter.

HOW MAY I VOTE?

     Election of Director. You may vote "FOR," or you may "WITHHOLD AUTHORITY" on voting for each nominee. A properly executed proxy marked "WITHHOLD AUTHORITY" will not be voted, although it will be counted for purposes of determining whether there is a quorum. If you just sign your proxy card with no further instructions, your shares will be counted as a vote "FOR" the nominees for director.

     Increase in the Number of Shares Eligible for Grant Under the Amended and Restated 1997 Stock Option Plan. You may vote "FOR," "AGAINST" or "ABSTAIN" the proposal to increase the number of shares eligible for grant under the Amended and Restated 1997 Stock Option Plan by 1.2 million. A properly executed proxy marked "ABSTAIN" will not be voted, although it will be counted for the purposes of determining whether there is a quorum. If you just sign your proxy card with no further instructions, your shares will be counted as a vote "FOR" the increase in the number shares eligible for grant under the Amended and Restated 1997 Stock Option Plan.

IS MY VOTE CONFIDENTIAL?

     Yes. Only the inspector of elections, an Assistant Vice President at SunTrust Bank, and certain SynQuest employees will have access to your card. The inspector of elections will tabulate and certify the vote. All comments will remain confidential, unless you ask that your name be disclosed.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

     We will announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the quarter ending December 31, 2001. The report will be filed with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Department at (770) 325-2000, by contacting the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the SEC's EDGAR system at www.sec.gov.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     Under our articles of incorporation and bylaws, our board of directors determines the number of directors. The size of the board of directors has been set at seven. The directors listed below have been nominated to stand for re-election as directors at the annual meeting to serve until the 2002 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

     Except as otherwise provided herein, your proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement. The board of directors has no reason to believe that the nominees for director will be unavailable for election as directors. However, if at the time of the annual meeting any nominee should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the board of directors to elect a substitute nominee recommended by the board of directors. In no event, however, can a proxy be voted to elect more than seven directors.

     The following list sets forth the names of the seven nominees for re-election to the board of directors to serve until the 2002 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. This list also contains certain information that has been furnished by the respective individuals.

     Joseph Trino, age 52, has been our Chairman of the Board since September 2000 and our Chief Executive Officer since July 1996. He has been a director since May 1994. Mr. Trino was our President from May 1994 to December 1999. From April 1992 to December 1993, Mr. Trino was President of Kaseworks, Inc., an Atlanta-based provider of application development tools. From January 1980 to April 1992, he was employed at Dun & Bradstreet Software Inc. From December 1988 to April 1992, Mr. Trino was President of Dun & Bradstreet Software's Manufacturing Systems Business Unit. Mr. Trino received a B.S. in Finance and Administration from Syracuse University.

     Paul Bender, age 65, has been President of Bender Consulting, a consulting division of our company, since June 1997 and a director since March 1998. From 1982 to June 1997, Dr. Bender was President of Bender Management Consultants Inc. which was the predecessor to Bender Consulting. He is a founding member of the Council of Logistics Management and the Institute of Management Consultants. Dr. Bender received a B.A. and an M.S. in Electrical Engineering and a Ph.D. in Mathematics from the Swiss Institute of Technology.

     Henry Kressel, age 67, has served on our board of directors since May 1994. Dr. Kressel has been employed by E.M. Warburg, Pincus & Co., LLC, an investment firm, since 1983 and has been a Managing Director of E.M. Warburg, Pincus since 1985. Prior to 1983, Dr. Kressel was Staff Vice President for research and development in solid state technology at RCA Corporation. Dr. Kressel also serves as a director of Dice, Inc. and several privately-held companies. Dr. Kressel received a B.A. from Yeshiva University, an M.S. in Applied Physics from Harvard University, a Ph.D. in Engineering from the University of Pennsylvania and an M.B.A. from The Wharton School of Business at the University of Pennsylvania.

     Joseph Landy, age 40, has served on our board of directors since August 1994. Since 1985, Mr. Landy has been employed by E.M. Warburg, Pincus and has been a Managing Director of E.M. Warburg, Pincus since 1994. Mr. Landy currently runs the Internet Group at E.M. Warburg, Pincus and he has focused primarily on investments in the information technology industry throughout his tenure at E.
M. Warburg, Pincus. He also serves as a director of Indus International, The Cobalt Group and several privately-held companies. Mr. Landy received a B.S. in Economics from The Wharton School of Business at the University of Pennsylvania and an M.B.A. from the Stern School of Business of New York University. He also serves on the board of The New York Venture Capital Forum.

     Peter J. Tarrant, age 55, has served on our board of directors since October 2000. From January 1999 until his retirement in June 2001, Mr. Tarrant was the Vice President, e-business marketing, for IBM Corporation. In this position, he was responsible for the strategy and marketing direction of IBM initiatives for the e-business market. From January 1996 to December 1998, he was General Manager, e-business Solutions for the Americas geography where he was responsible for sales of IBM services, servers and software in the emerging e-business marketplace. From January 1993 to December 1995, he was Vice President, Client/Server Marketing, for IBM United States. From September 1988 to December 1991, he was Director, Enterprise Systems Marketing in the Enterprise Systems line of business and, from December 1991 to December 1992, he was Director, Open Systems Marketing, in the Programming Systems line of business. From July 1969 to September 1988, Mr. Tarrant served in various other positions at IBM. Mr. Tarrant earned a B.A. in mathematics from St. Michael's College and an M.B.A. from the University of Rochester.

     James J. Tietjen, age 68, has served on our board of directors since November 2000. Since August 1994, Dr. Tietjen has been dean emeritus of Stevens Institute of Technology. From December 1990 to August 1994, he was president and CEO of SRI International. From September 1987 to December 1990, he held executive positions at the David Sarnoff Research Center. From September 1985 to September 1987, he held executive positions at RCA Laboratories. Dr. Tietjen holds a B.S. in Chemistry from Iona College, and an M.S. and a Ph.D. in Physical Chemistry from Penn State University.

     Thomas R. Madison, Jr., age 56, has served on our board of directors since June 2001. From May 1999 to January 2001, Mr. Madison was the President and Chief Executive Officer of Talus Solutions, Inc., which was acquired by Manugistics, Inc. in December 2000. From May 1997 to May 1999, Mr. Madison was Corporate Vice President and President of the Financial Services Group at Computer Sciences Corporation. From March 1994 to May 1997, Mr. Madison served as President of CSC's Commercial Outsourcing Division. From February 1989 to March 1994, he was Managing Director for Gemini Consulting, a subsidiary of Cap Gemini Sogeti, Paris, France which acquired United Research in February 1989 where Mr. Madison had been a partner since February 1986. From September 1972 to February 1986 he held various positions with IBM Corporation, including Director for Large Systems and Telecommunication Products, Industry Director for Financial Services, and Director for Workstation Products. Mr. Madison also serves as a director at INDUS International as well as serving as a director for several other private companies. Mr. Madison served four years as an officer in the United States Navy. He received a B.S. in Mathematics and an M.B.A. from the University of Kentucky.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF MESSRS. TRINO, BENDER, KRESSEL, LANDY, TARRANT, TIETJEN AND MADISON TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

MEETINGS OF THE BOARD OF DIRECTORS

     During fiscal 2001, the board of directors held nine meetings. Mr. Trino, Dr. Kressel and Mr. Landy attended all of the board meetings in fiscal 2001. Messrs. Tarrant and Tietjen were elected to the board of directors during the second quarter of fiscal 2001 and attended all of the board meetings in fiscal 2001 that they were eligible to attend. Dr. Bender attended approximately 38% of the board meetings in fiscal 2001. Mr. Madison was elected to the board of directors in the last month of the fourth quarter of fiscal 2001 and was not eligible to attend any meetings during fiscal 2001.

     During fiscal 2001, the Compensation Committee held ten meetings. Messrs. Tarrant and Tietjen attended all of the Compensation Committee meetings in fiscal 2001. The Audit Committee held two meetings during fiscal 2001. Messrs. Tarrant and Tietjen attended both of the meetings of the Audit Committee. Mr. Madison was elected to both the Compensation and Audit Committees in the last month of the fourth quarter of fiscal 2001 and was not eligible to attend any of the meetings during fiscal 2001.

COMPENSATION OF DIRECTORS

     Members of the board receive cash compensation for their services as directors and are reimbursed for their reasonable and necessary expenses for attending board and committee meetings. Our employee directors are members of the board do not receive any compensation. In fiscal 2001, members of the board received a $1,000 fee for each meeting of the board (telephonic or in person) plus reasonable and necessary expenses. Members of the board also received a $300 fee plus reasonable and necessary expenses for each committee meeting (telephonic or in person) that does not take place on the same day as a full board meeting.

     Members of the board who are not an employee of SynQuest, a subsidiary or a corporation possessing 51% or more of the total combined voting power of all classes of stock in SynQuest, are eligible to participate in our stock option plan. On the later of the day that a non-employee director is elected to the board or the effective date of the plan, he or she will be granted options to purchase 40,000 shares of common stock, which vest in four equal increments commencing one year from the date of the grant. In addition, every four years such director will be granted options to purchase an additional 40,000 shares of common stock, which vest in four equal increments commencing one year from the date of the grant. Vesting of all such options is contingent on the director still serving as such on the vesting date. The exercise price of the options will be the fair market value of our common stock on the date of grant.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established an audit committee and a compensation committee of the board. We do not have a nominating committee.

  Audit Committee

     The board of directors established an Audit Committee in October 2000 that consists solely of independent directors. Currently, the Audit Committee consists of Messrs. Madison, Tarrant and Tietjen. The Audit Committee is responsible for:

     - recommending to the board the firm to be employed as our independent public accountants;

     - meeting with our independent public accountants at least annually to review with the independent auditor our financial statements and internal accounting controls and review the plans and results of the audit engagement;

     - approving the professional services provided by the independent auditor;

     - reviewing the independence of the independent auditor;

     - considering the range of audit and non-audit fees; and

     - reviewing the adequacy of our internal accounting controls.

     The Audit Committee has adopted a charter, a copy of which is attached to this proxy statement as Annex A.

                         REPORT OF THE AUDIT COMMITTEE

     Our Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2001 audit, the Audit Committee has:

     - reviewed and discussed with management our audited financial statements which are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001,

     - reviewed and discussed with management our financial statements in our Quarterly Reports on Form 10-Q for the fiscal year ended June 30, 2001,

     - discussed with Ernst & Young LLP, our independent auditors, the matters required by Statement of Accounting Standards No. 61, and

     - received from Ernst & Young LLP, the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 regarding their independence.

     Based on our review and the discussions described above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the Securities and Exchange Commission.

     The members of the Audit Committee have been determined to be independent in accordance with the requirements of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards.

                                          AUDIT COMMITTEE

                                          Thomas Madison
                                          Peter Tarrant
                                          James Tietjen

September 13, 2001

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended June 30, 2001 and for reviews of the financial statements included in the Quarterly Reports on Form 10-Q for the same fiscal year were approximately $191,000.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to SynQuest, Inc., other than the services described above under "Audit Fees," for the fiscal year ended June 30, 2001 were approximately $475,000. These fees were primarily for the professional services rendered in connection with our initial public offering in August 2000. These fees also included the preparation of federal and state income tax returns and professional services related to general accounting matters.

     The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independent auditor's independence.

  Compensation Committee

     The board of directors established a Compensation Committee in October 2000 that consists solely of independent directors. Currently, the Compensation Committee consists of Messrs. Madison, Tarrant and Tietjen. The Compensation Committee is responsible for:

     - reviewing, approving, recommending and reporting to the Chief Executive Officer and the board of directors matters regarding the compensation of our Chief Executive Officer and other key executives and compensation levels or plans affecting the compensation of our other employees and

     - granting options under the Amended and Restated 1997 Stock Option Plan.

     In October 2000, we established a Compensation Committee, which was responsible for ensuring that a proper system of short and long-term compensation was in place to provide performance-oriented incentives to management during fiscal 2001. Its report on compensation is set forth below.

                        REPORT ON EXECUTIVE COMPENSATION

     Since October 2000, each executive officer's compensation was determined by the Compensation Committee. Senior management made recommendations to the Compensation Committee regarding each executive officer's compensation (except the Chief Executive Officer's compensation), including recommendations for base salary for the succeeding year and discretionary cash bonuses and stock incentive awards. The salary of the Chief Executive Officer is determined by SynQuest's Compensation Committee. The Compensation Committee was also responsible for granting options to purchase common stock to executive employees since October 2000. In fiscal 2001, we did not grant any options to the Chief Executive Officer or any of the Named Executive Officers.

     Our compensation philosophy is based on a pay for performance approach. The compensation program seeks to reward individual action that contributes to operating unit performance. Our goal is to be competitive with the marketplace on a total compensation basis, including base salary and annual and long-term incentives:

     - Base Salary. Each executive officer's base salary is based upon the competitive market for the executive officer's services, including the executive's specific responsibilities, experience and overall performance. In keeping with our pay for performance approach, it is our objective to set the base salary at the market base salary level of our peers in the industry. Base salaries are adjusted annually. Changes in responsibilities are also taken into account in the review process.

     - Annual Incentive Compensation. We award discretionary year-end bonuses. These bonuses reflect the contribution of the individual as well as the performance of SynQuest as a whole. Ranges of potential bonuses and performance measures are established annually for each position.

      The performance measures applicable to a particular position vary according to the functions of the position. Performance measures considered by the Compensation Committee include obtaining certain profitability goals as well as each individual meeting personal objectives relative to operational enhancements.

     - Long-Term Incentive Compensation. We use long-term incentive compensation to compensate for achievement of performance measures which extend beyond one year, while at the same time aligning management's interests with that of the shareholders. The Compensation Committee believes that stock-based awards are most appropriate for long-term incentive compensation. In November 2000, we adopted the Amended and Restated 1997 Stock Option Plan. Under this plan, stock options may be granted by the Compensation Committee. Since October 2000, the Compensation Committee has not granted any stock options to our Named Executive Officers.

     Joseph Trino has been our Chief Executive Officer since July 1996. He beneficially owned approximately 3.6% of our common stock as of September 17, 2001. Mr. Trino's base salary of $262,500 and bonus of $24,600 in fiscal 2001 were reviewed and approved by the Compensation Committee.

Mr. Trino is eligible for stock options under our stock option plan but was not awarded any options in fiscal 2001. His compensation was based on the value of his services to SynQuest, including his specific responsibilities, experience and overall performance in a competitive market.

                                          COMPENSATION COMMITTEE

                                          Thomas Madison
                                          Peter Tarrant
                                          James Tietjen

September 13, 2001

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                                 PROPOSAL TWO:
                APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES
               ELIGIBLE FOR GRANT UNDER THE AMENDED AND RESTATED
                             1997 STOCK OPTION PLAN

     We adopted the Amended and Restated 1997 Stock Option Plan to attract and provide incentives to key employees and directors. Key employees are defined as employees of SynQuest or any parent or subsidiary of SynQuest, or non-employee consultants retained by SynQuest or any parent or subsidiary of SynQuest, who, in the judgment of the board of directors acting in its absolute discretion, are key to the success of SynQuest or a parent or subsidiary. The plan provides for the grant of options to purchase a specified number of shares of common stock. Options granted under the plan may be qualified as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified options, provided that only employees may be granted incentive stock options under the plan. Under the plan, the total number of shares that may be granted is equal to 5,000,000 shares of common stock. As of September 25, 2001, approximately 239 employees are eligible to participate in the plan and options to acquire 4,698,096 shares were issued. We cannot predict the number of options that will be granted to our key employees, executive officers and directors.

REASONS FOR THE AMENDMENT

     The increase in the number of shares eligible for grant under the Amended and Restated 1997 Stock Option Plan primarily would enable us to (a) continue to provide to our key employees and directors incentives and rewards for superior performance and increased shareholder value, (b) attract and retain key employees and directors and (c) ensure that there is sufficient number of shares available for future grants. The board of directors believes that the availability of shares for future issuance under the Amended and Restated 1997 Stock Option Plan is important to our business prospects and operations. The material features of the Amended and Restated 1997 Stock Option Plan are outlined below.

ADMINISTRATION OF PLAN

     The plan is administered by the Compensation Committee. The Compensation Committee selects the recipients of options and restricted stock and determines
(1) the amount of common stock subject to each option, (2) the vesting schedule of the option, (3) the exercise price of each option (which cannot be less than 100% of the fair market value at the date of grant if it is an incentive stock option under the applicable tax laws), and (4) the duration of the option (which cannot exceed 10 years from the date of grant). The Compensation Committee has authority to construe the plan and all options granted under it, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the terms and provisions of the options granted under the plan (which need not be identical) and to make all other determinations necessary or advisable for administering the plan.

STOCK AVAILABLE FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1997 STOCK OPTION
PLAN

     Under the Amended and Restated 1997 Stock Option Plan, the total number of shares that may be granted under the plan is 5,000,000 shares of common stock. As of September 25, 2001, (1) 301,904 shares of common stock were reserved for issuance pursuant to options not yet granted under the plan and (2) 4,698,096 shares of common stock were issuable upon the exercise of outstanding options under the plan. Therefore, giving effect to the increase in the number of shares eligible for grant under the Amended and Restated 1997 Stock Option Plan, there would be 1,501,904 shares of common stock available for future issuance. If any option granted under the plan for any reason expires or otherwise terminates without having been exercised in full, the stock not purchased under such option again becomes available for issuance under the plan. The stock subject to the plan may be unissued shares of common stock or shares of issued common stock held in our treasury, or both.

DIRECTOR GRANTS

     Members of the board who are not an employee of SynQuest, a subsidiary or a corporation possessing 51% or more of the total combined voting power of all classes of stock in SynQuest, are granted an initial option to purchase 40,000 shares of common stock as of the first day of service on the board of directors, which vest in four equal increments commencing one year from the date of grant. In addition, every four years such director will be granted options to purchase 40,000 shares of common stock, which vest in four equal increments commencing one year from the date of grant. Vesting of all such options is contingent on the director still serving as such on the vesting date. The exercise price of the options will be the fair market value of our common stock on the date of grant.

TERMINATION AND AMENDMENT

     Unless sooner terminated by our board of directors, the plan will terminate on June 4, 2007. The board of directors under certain circumstances may amend any award theretofore granted. Furthermore, shareholder approval is required of any amendment to (1) increase the number of shares of common stock reserved for issuance under the plan, (2) change the class of employees eligible to participate in the plan or (3) comply with applicable rules that require shareholder approval.

ELIGIBILITY

     Participants in the plan, who may be key employees or directors of SynQuest, its parent or subsidiaries, are selected by the Compensation Committee. No key employee may be granted, in any calendar year, an option to purchase more than 700,000 shares of common stock unless the grant is made in connection with the initial employment of an individual or the Compensation Committee in its discretion determines that exceeding the grant cap is in our best interest. In the case of incentive stock options, if the aggregate fair market value (valued on the date of the grant of the option) of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, any options which otherwise qualify as incentive stock options to the extent of the excess will be treated as non-qualified options.

EXERCISE OF OPTIONS

     In granting an option, the Compensation Committee will designate whether the option is an incentive stock option or a non-qualified stock option and fix the number of shares of our common stock that the grantee may purchase on exercise of the option and the price at which the shares may be purchased. For incentive stock options, such price may not be less than 100% of the fair market value of our common stock on the date of grant of the option and, if the optionee owns 10% or more of the total combined voting power of all classes of stock of SynQuest (using the attribution of stock ownership rules of Section 424(b) of the Internal Revenue Code), the option price shall not be less than 110% of the fair market value of our common stock on the date of grant. For non-qualified stock options, such price may be less than fair market value but shall not be less than adequate consideration as determined by the Compensation Committee. An option also may include a right to purchase the option for cash or for cash and common stock subject to the terms and conditions set forth in the plan.

TERMS OF OPTIONS

     The Compensation Committee, in its discretion, may grant options under the plan subject to such terms and conditions as the committee deems consistent with the terms of the plan and not inconsistent with applicable provisions of the Internal Revenue Code. The Compensation Committee shall determine when each option shall expire (to the extent not fully exercised), which date shall be no later than the tenth anniversary of the date the non-qualified option is granted or no later than the fifth anniversary of the date the incentive stock option is granted if granted to an employee that is a 10% shareholder, and on what schedule such options may be exercised. Upon exercise of an option, the holder must make payment in full of the option price for the shares of our common stock purchased in cash or in the equivalent fair market value of shares of common stock, if the individual option grant allows such payment in lieu of cash.

     Non-qualified stock options and incentive stock options are exercisable during the lifetime of the optionee only by the optionee, except that (a) an option may be transferred by will or by the laws of descent and distribution, and (b) for non-qualified options only, the option may be transferred to an entity if all of the beneficial interests of the transferee are held by the key employee, his or her spouse and/or his or her direct lineal descendants. In addition, the Compensation Committee, in its discretion, may determine that a particular non-qualified stock option may be transferred under other circumstances. No option is exercisable on or after the tenth anniversary of the grant of the option. We receive no consideration for the grant of the options to optionees other than the services of the optionees to SynQuest.

CHANGE OF CONTROL

     If (a) we sell all or substantially all of our assets within a 12 month period, (b) our shareholders sell within a 12 month period more than 50% of our issued and outstanding voting stock to a single entity which is not a shareholder or is not controlled by a shareholder, (c) we agree to any merger, reorganization, exchange of stock or other business combination which results in the then existing shareholders of SynQuest owning less than 51% of the total issued and outstanding capital stock of the surviving entity or (d) we issue capital stock which causes our existing shareholders to own less than 51% of our total issued and outstanding capital stock, then all options previously granted, whether or not fully vested, shall be exercisable in full.

ESTIMATE OF BENEFITS TO EXECUTIVE OFFICERS

     The number of stock options that will be awarded to our Chief Executive Officer and our four other most highly compensated executive officers pursuant to the Amended and Restated 1997 Stock Option Plan is within the discretion of the Compensation Committee and is therefore not currently determinable. In fiscal 2001, neither our Chief Executive Officer nor our four other most highly compensated officers were granted any stock options.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief general summary of federal income tax consequences applicable to options granted under the plan to individuals who are both citizens and residents of the United States, based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations thereof. The federal income tax law and regulations are frequently amended, and such amendments may or may not be retroactive. In addition, individual circumstances also may vary these results.

     Non-qualified Stock Options. An individual receiving a non-qualified stock option under the plan does not recognize taxable income on the date of grant of the option, assuming (as is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the individual must generally recognize ordinary income at the time of exercise of the non-qualified stock option in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. The amount of ordinary income recognized by an individual normally is deductible by us in the year that the income is recognized by the individual, provided applicable federal income tax reporting requirements are satisfied. Upon subsequent disposition of the common stock, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of common stock are held.

     Incentive Stock Options. An optionee who is granted an incentive stock option under the plan generally does not recognize taxable income either on the date of grant of the option or on the date of its exercise. However, the excess of the fair market value of the common stock received upon the exercise of the incentive stock option over the option exercise price is includable in the optionee's alternative minimum taxable income, and an optionee's federal income tax liability may be increased as a result under the alternative minimum tax rules of the Internal Revenue Code.

     Upon the disposition of the common stock acquired upon exercise of an incentive stock option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price, provided that the optionee has not disposed of the common stock within two years after the date of grant of the option or within one year from the date of its exercise. If the optionee disposes of the common stock without satisfying both of such holding period requirements (a "disqualifying disposition"), the optionee generally will recognize ordinary income at the time of such disqualifying disposition to the extent of the lesser of (1) the excess of the fair market value of the common stock on the date the incentive stock option is exercised over the option exercise price or (2) the excess of the amount realized on such disqualifying disposition over the option exercise price. Any remaining gain or any net loss is treated as a short-term or long-term capital gain or loss, depending upon the length of time that the common stock is held. Unlike the case in which a non-qualified stock option is exercised, we are not entitled to a tax deduction upon either the timely exercise of an incentive stock option or upon disposition of the common stock acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a disqualifying disposition (and applicable federal income tax reporting requirements are satisfied).

     Additional special rules not addressed above apply to an optionee who exercises an option by paying the option exercise price, in whole or in part, by the transfer of common stock to us.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF SHARES ELIGIBLE FOR GRANT UNDER THE AMENDED AND RESTATED 1997 STOCK OPTION PLAN BY 1.2 MILLION.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of common stock as of September 17, 2001 for:

     - members of our board of directors;

     - our Chief Executive Officer and each of our four most highly compensated executive officers (collectively, the "Named Executive Officers");

     - our directors and executive officers as a group; and

     - each person who is a shareholder holding more than a 5% interest in our common stock.

     The number of shares used in calculating the percentage of shares beneficially owned by each person is based on an aggregate of 29,468,674 shares of common stock issued and outstanding as of September 17, 2001. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by executive officers, directors and principal shareholders, and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the business address of each person listed is: c/o SynQuest, Inc., 3500 Parkway Lane, Suite 555, Norcross, Georgia 30092.

                                                              OPTIONS
                                                            EXERCISABLE                  PERCENTAGE OF
                                                 COMMON       WITHIN                      OUTSTANDING
                    NAME                         STOCK        60 DAYS         TOTAL         SHARES
                    ----                       ----------   -----------     ----------   -------------
DIRECTORS AND EXECUTIVE OFFICERS:
Joseph Trino(1)..............................      25,000    1,069,790       1,094,790        3.6%
Timothy Harvey...............................       6,243      317,066         323,309        1.1%
Paul Bender..................................     500,000           --         500,000        1.7%
John Bartels.................................     400,274       22,000         422,274        1.4%
Chris Jones..................................         200      119,999         120,199          *
Fred Brown...................................          --      141,333         141,333          *
Henry Kressel(2)(3)(4).......................  15,042,102       10,000      15,052,102       51.1%
Joseph Landy(2)(3)(4)........................  15,042,102       10,000      15,052,102       51.1%
Thomas Madison...............................          --           --              --          *
Peter Tarrant................................         500       10,000          10,500          *
James Tietjen................................       1,000           --           1,000          *
All executive officers and directors as a
  group (15 persons).........................  15,975,319    1,843,521      17,818,840       60.5%
OTHER FIVE PERCENT SHAREHOLDERS:
Warburg, Pincus Investors, L.P.(2)...........  15,042,102           --      15,042,102       51.0%

---------------

  * Less than 1.0%.
(1) Mr. Trino has pledged the shares issuable upon the exercise of the next 300,000 of his options to Warburg, Pincus Investors pursuant to a stock pledge agreement dated June 19, 1998 as collateral for a promissory note dated June 19, 1998 in the amount of $138,750 held by Warburg, Pincus Investors.
(2) The stockholder is Warburg, Pincus Investors, L.P. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Investors. Warburg, Pincus Investors is managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC and may be deemed to control both entities. The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, New York 10017.
(3) Messrs. Kressel and Landy are general partners of Warburg, Pincus & Co. and managing directors and members of E.M. Warburg, Pincus & Co., LLC. All shares indicated as owned by Messrs. Landy and Kressel are included because of their affiliation with the Warburg, Pincus entities. Messrs. Landy and Kressel disclaim beneficial ownership of all shares owned by the Warburg, Pincus entities.
(4) Messrs. Kressel and Landy claim the beneficial ownership of the options exercisable within 60 days granted to them for their service on the board of directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the last three fiscal years, compensation information for our Named Executive Officers whose salary and bonus compensation for the year ended June 30, 2001 ("fiscal 2001") exceeded $100,000.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                    ANNUAL                AWARDS
                                                                 COMPENSATION      ---------------------
                                                     FISCAL   ------------------   SECURITIES UNDERLYING
            NAME AND PRINCIPAL POSITION               YEAR     SALARY     BONUS        OPTIONS/SARS
            ---------------------------              ------   --------   -------   ---------------------
Joseph Trino.......................................   2001    $262,500   $24,600               --
  Chief Executive Officer and Chairman of             2000     235,000    80,000           40,000
  the Board                                           1999     220,000        --          129,000
Timothy Harvey.....................................   2001    $247,000   $35,000               --
  President and Chief Operating Officer               2000     192,500    70,000          100,000
                                                      1999     185,000    50,000          102,000
Chris Jones........................................   2001    $158,000   $25,000               --
  Executive Vice President, Corporate                 2000     120,000    50,000           60,000
  Development and Marketing                           1999     100,000    37,000          100,000
John Bartels.......................................   2001    $225,000   $35,000               --
  Executive Vice President, Finance and               2000     200,000    70,000           49,000
  Administration                                      1999     200,000    35,000           17,000
Fred Brown.........................................   2001    $175,000   $15,000               --
  Senior Vice President, Industry Solutions           2000     175,000    20,000           50,000
                                                      1999     125,000    20,000           68,000

OPTION GRANTS TABLE

     During fiscal 2001, none of the Named Executive Officers received any option grants.

OPTIONS EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning stock option values as of June 30, 2001 for each of the Named Executive Officers. The value realized is calculated by multiplying the number of shares of common stock underlying options exercised during fiscal 2001 by the dollar value per share realized upon exercise of such options. The value of unexercised in-the-money options is calculated by subtracting the option exercise price from the closing price of the common stock on June 30, 2001, to get the "value per option", and multiplying the value per option by the number of shares underlying the exercisable and unexercisable options. The amounts in this column may not represent amounts actually realized by the Named Executive Officers.

                                                      NUMBER OF SECURITIES
                           SHARES                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                          ACQUIRED                     OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                             ON        VALUE              YEAR-END (#)                 AT YEAR-END ($)
                          EXERCISE    REALIZED    ----------------------------   ----------------------------
          NAME              (#)         ($)       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----            --------   ----------   -----------    -------------   -----------    -------------
Joseph Trino............   50,000    $  254,000    1,026,790         69,667      $1,185,527        $21,500
Timothy Harvey..........   45,452    $  502,835      283,066        100,667      $  273,362        $17,000
Chris Jones.............       --            --       86,665         73,335      $   33,333        $16,667
John Bartels............  278,333    $3,076,365       16,333         38,334              --        $ 2,834
Fred Brown..............   30,000    $  102,701      101,999         56,001      $   92,250        $11,334

EMPLOYMENT AGREEMENTS

     On November 1, 1997, we entered into employment agreements with Messrs. Trino and Bartels. The agreements are terminable at will by either party and contain two-year confidentiality provisions, a one-year non-competition provision and a one-year non-solicitation provision. In the event of Mr. Trino's termination without cause, he is entitled to a lump-sum severance payment equal to 100% of his then-current base salary. In the event of Mr. Bartels' termination without cause, he is entitled to a lump-sum severance payment equal to the greater of $220,000 or 100% of his then-current base salary.

     On August 15, 1996, we entered into an employment agreement with Mr. Harvey. The agreement had an initial term ending on August 15, 1999, but it is automatically extended for successive one-year periods unless either party gives 90 days prior written notice. The agreement is terminable by us for cause or by Mr. Harvey if there is a material change in his position or duties. The agreement contains an indefinite confidentiality provision, a two-year non-competition provision and a two-year non-interference provision. In the event of Mr. Harvey's termination without cause, he is entitled to a severance payment of up to $120,000, payable in increments in accordance with our ordinary payroll practices, until the earlier of the first anniversary of the termination date or the date that Mr. Harvey commences other employment. If Mr. Harvey's base salary in his new position is less than $120,000, we must pay the difference between $120,000 and his base salary until the first anniversary of the termination date.

     On September 1, 1998 we entered into an employment agreement with Mr. Jones. The agreement is terminable at will by either party and contains a two-year confidentiality provision, a one-year non-competition provision, a one-year non-solicitation provision and a one-year non-interference provision. In the event of Mr. Jones' termination without cause, he is entitled to a lump-sum severance payment equal to 50% of his then-current base salary, but in no event less than $75,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From July 2000 until October 2000, all compensation matters were handled by the full board of directors, including members of management serving on our board. Two members of our board of directors are officers and employees of our company. Our Compensation Committee was established in October 2000 and is comprised of our three independent directors. No interlocking relationship exists between our board of directors and the board of directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

                           RELATED PARTY TRANSACTIONS

     Other than employment agreements, which are described elsewhere in this proxy statement, and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount involved exceeded or will exceed $60,000 and

     - in which any director, executive officer, holder of more than five percent of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

E.M. WARBURG, PINCUS

     Between May 1994 and March 1999, Warburg, Pincus Investors, L.P., an affiliate of E.M. Warburg, Pincus purchased shares of several series of our preferred stock. We also issued eight subordinated promissory notes to Warburg, Pincus Investors from May 1995 to July 1997. In connection with those promissory notes we issued warrants to purchase common stock to Warburg, Pincus Investors. In August 2000, the aggregate of 7,414,438 shares of redeemable preferred stock owned by Warburg, Pincus Investors were automatically converted into 7,414,438 shares of common stock upon completion of our initial public offering. In addition, on May 15, 2000, the board of directors declared a dividend on the redeemable preferred stock. This dividend was paid in 1,354,365 shares of Series H preferred stock that were automatically converted to common stock upon completion of our initial public offering. In connection with this dividend, Warburg, Pincus Investors received 950,549 shares of common stock. In addition, upon the completion of our initial public offering, we and Warburg, Pincus Investors agreed that the aggregate principal amount of $15.0 million in indebtedness, plus accrued interest, held by Warburg, Pincus Investors would be converted into an aggregate of 3,246,280 shares of common stock, at the initial public offering price, less underwriting discounts and commissions. Warburg, Pincus Investors also exercised its 5,788,105 warrants in a cashless exercise by surrendering to us a number of shares of common stock to which it would otherwise be entitled upon exercise in lieu of the payment of the cash exercise price. The shares of common stock surrendered in lieu of the cash exercise price were valued at the initial public offering price of our common stock less underwriting discounts and commissions. Accordingly, in August 2000 we issued to E.M. Warburg, Pincus 3,430,835 shares of common stock.

GENERAL

     Any future transactions between SynQuest and its officers, directors or principal shareholders will be approved by a majority of the disinterested members of the board of directors.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock performance graph compares the performance of our common stock to The Nasdaq Stock Market and the Standard & Poor's Computers (Software & Services) index. The stock price performance graph assumes an investment of $100 in our common stock on August 15, 2000 and an investment of $100 in the two indexes on July 31, 2000 and further assumes the reinvestment of all dividends. The difference in the initial start date is due to the fact that our common stock did not start trading publicly until August 15, 2000. Stock price performance for the period from August 15, 2000 through June 30, 2001 is not necessarily indicative of future results.

                                                                                                              S&P COMPUTERS
                                                                                  NASDAQ STOCK                 (SOFTWARE &
                                                     SYNQUEST, INC.               MARKET (U.S.)                 SERVICES)
                                                     --------------               -------------               -------------
2000                                                     100.00                      100.00                      100.00
2001                                                      50.00                       57.31                       80.46

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACT.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership of our equity securities. This reporting obligation commenced on August 11, 2000. During fiscal 2001, our executive officers and directors and persons who beneficially own more than ten percent of our common stock were required to file these reports. Due to a clerical error, the Form 3, Initial Statement of Beneficial Ownership of Securities for Peter Tarrant, a member of our board of directors, was filed late.

ANNUAL REPORT ON FORM 10-K

     Our Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the Securities and Exchange Commission, except exhibits thereto, accompanies this proxy statement. The annual report contains audited financial statements. The annual report does not form any part of the material for the solicitation of proxies. We will provide copies of the exhibits, should they be requested by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Request for additional copies of our annual report on Form 10-K should be mailed to:

                                 SynQuest, Inc.
                               3500 Parkway Lane
                                   Suite 555
                            Norcross, Georgia 30092
                         Attention: Corporate Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at our 2002 Annual Meeting of Shareholders and eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the board of directors in connection with such meeting must be submitted to us in writing on or before May 11, 2002. Any shareholder proposals intended to be presented from the floor at our 2002 Annual Meeting of Shareholders must be submitted to us in writing on or before July 26, 2002 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the shareholder proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP has audited the accounts of SynQuest and its subsidiaries for the fiscal year ended June 30, 2001 and has been appointed by the board of directors to continue in that capacity for the fiscal year ending June 30, 2002. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

OTHER MATTERS

     The board of directors knows of no other matters to be brought before the annual meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by SynQuest. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

                                                                         ANNEX A

                                 SYNQUEST, INC.
                            AUDIT COMMITTEE CHARTER

                                       I.

                                  ORGANIZATION

     The audit committee shall be comprised of at least three directors, all of whom are independent of the management of the Corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. All members of the audit committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the audit committee shall have accounting or related financial management expertise.

     The members of the audit committee shall be elected by the board of directors annually or until their successors shall be duly elected and qualified. Unless a Chairman of the audit committee is elected by the full board of directors, the members of the audit committee may designate a Chairman by majority vote of the full audit committee.

                                      II.

                              STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders and investment community relating to corporate accounting, reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the audit committee to:

     - serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

     - review and appropriate the audit efforts of the Corporation's independent accountants; and

     - maintain free and open means of the communication between the directors, the independent auditors and the financial management of the Corporation.

     The independent auditors are accountable to the board of directors and the audit committee. The board of directors and the audit committee shall have ultimate authority to select, evaluate and replace the independent auditors.

     The audit committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility the preparation of the financial statements and for all aspects of internal controls and the independent accountants have the responsibility for the independent audit of the financial statements.

                                      III.

                                    MEETINGS

     The audit committee shall hold meetings as are necessary to fulfill its responsibilities as outlined in this charter. The audit committee shall meet at least once a year with the Corporation's independent accountants or more often if requested by the independent accountants.

                                      IV.

                                RESPONSIBILITIES

     In carrying out its responsibilities, the board of directors believes the audit committee's policies and procedures should remain flexible, in order to react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     A. Independent Auditors

          1. Review and recommend to the directors on an annual basis the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries and approve the fees and other compensation to be paid to the independent auditors.

          2. On an annual basis, review and discuss with the independent auditors all significant relationships the independent auditors have with the Corporation to determine the independence of such auditors and receive a letter from the independent auditors regarding their independence.

          3. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

          4. Review each opinion or report of the independent auditors and review any comments or recommendations of the independent auditors with respect to the audited or interim financial statements.

          5. Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

          6. Review the range and cost of audit and non-audit services performed by the independent auditors.

          7. Discuss with the independent auditors, at least annually, the matters required by SAS 61.

     B. Financial Reporting Process

          1. Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation.

          2. Elicit recommendations from the independent auditors for the improvement of the Corporation's internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

          3. Review the Corporation's audited financial statements with management and the independent auditors, including the nature and extent of any significant change in accounting principles or the application of such principles, and recommend to the board of directors whether the audited financial statements should be included in the Corporation's Annual Report on Form 10-K.

          4. Review with financial management and the independent auditors the interim financial results prior to their public release or prior to the filing of the Quarterly Report on Form 10-Q. The Chairman of the audit committee may represent the entire committee for purposes of this review.

     C. Review of Other Documents and Reports

          1. Review the activities, organizational structure and qualifications of accounting and financial human resources within the Corporation.

          2. Review the programs and policies of the Corporation designated to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts.

          3. Review the procedures established by the Corporation that monitor the compliance by the Corporation with its loan and indenture covenants and restrictions, if any.

          4. Review with the Corporation's legal counsel any legal matter that could have a significant impact on the Corporation's financial statements.

     D. Accountability to Board of Directors

          1. Report through its Chairman to the board of directors following the meetings of the audit committee.

          2. Maintain minutes or other records of meetings and activities of the audit committee, all of which shall be submitted to the corporate secretary to be filed with the minutes of meetings of the Corporation's board of directors.

          3. Review this Charter annually and report and make recommendations to the board of directors regarding revisions to this Charter.

     E. Other

          1. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

          2. Consider such other matters in relation to the financial affairs of the Corporation and its accounts, and in relation to the internal and external audit of the Corporation as the audit committee may, in its discretion, determine to be advisable.

          3. Perform any other activities consistent with this Charter, the Corporation's by-laws and charter documents and governing law as the audit committee or the board of directors deems necessary or appropriate.

          4. Prepare a letter for inclusion in the annual proxy statement that describes the committee's composition and responsibilities, and how they are discharged.

PROXY
                                 SYNQUEST, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 16, 2001

    The undersigned hereby appoints Joseph Trino and John Bartels and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of SynQuest, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, November 16, 2001, at 9:00 a.m., local time, at 3500 Parkway Lane, Suite 555, Norcross, Georgia, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

1. To elect seven (7) directors to serve until the 2002 Annual Meeting of
   Shareholders:

   [ ] FOR all nominees listed (except as marked below to the contrary)

   Joseph Trino, Paul Bender, Henry Kressel, Joseph Landy, Thomas Madison, Peter
   J. Tarrant, James Tietjen

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

   [ ]WITHHOLD AUTHORITY to vote for all nominees listed

2. To approve the increase in the number of shares eligible for grant under the Company's Amended and Restated 1997 Stock Option Plan by 1.2 million.

   [ ]FOR the increase in shares for grant under the               [ ]AGAINST the increase in shares for grant under the
      Amended and Restated 1997 Stock Option Plan                     Amended and Restated 1997 Stock Option Plan

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

                                                             Dated:                                  , 2001
                                                                     -----------------------------

                                                             ------------------------------------------
                                                             Please sign exactly as your name or names
                                                             appear hereon. For more than one owner as shown
                                                             above, each should sign. When signing in a
                                                             fiduciary or representative capacity, please
                                                             give full title. If this proxy is submitted by
                                                             a corporation, it should be executed in the
                                                             full corporate name by a duly authorized
                                                             officer, if a partnership, please sign in
                                                             partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON NOVEMBER 16, 2001. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.